Exhibit 10.2

March 4, 2022

Graeme H. Carter

Dear Graeme,

We are pleased to welcome you to Coty Inc. (“Coty”)

This letter serves as a summary of what you can expect in your employment in COTY.

TITLE AND REPORTING

You are expected to be appointed in the role of Chief Supply Chain Officer reporting to the CEO.

During the course your employment with Coty as Chief Sustainability Officer, your job scope will be expanded to include duties in the R&D function as Chief Scientific officer no later than November 15, 2021. This expansion of your duties in the R&D function is contingent upon you not being bound by any post-employment restrictions with any former employer that would preclude you from performing such duties.

EFFECTIVE DATE AND RELOCATION DATE

Your employment will start from the dote you are no longer bound by any non-competition restrictions preventing you from entering into this agreement and no later than April 1, 2022. Your actual start date will be the "Effective Date”. As of the Effective Date, a 6-month trial period will apply following the local regulations in effect in the Netherlands.

LOCATION

Your place of employment shall be located at Amsterdam, provided, however, that within the normal course of your duties, you may be required to travel or relocate in accordance with business needs. Your employment will be governed by the Netherlands Laws and the Collective conditions set up in Coty Management HQ.

ANNUAL BASE SALARY
As of the Effective Date, you shall receive on annual gross base salary of EUR 400,000, payable in instalments according to the local payroll practices in the Netherlands. This amount includes the 8% holiday allowance which is mandatory in the Netherlands and which is paid each year in May.

Exhibit 10.2

ANNUAL BONUS
You will be eligible to participate in Coty’s Annual Performance Plan (the “APP”) with a target award of 50% of your annual base salary. The APP is designed to forge a powerful connection between your and the business’s performance and results, and your rewards. On or around the Effective Date, you will receive further information regarding the APP. Your participation will be subject to the terms of the APP and contingent upon your entry into the attached restrictive covenant agreement. Your awards will be subject to discretionary review and approval of Coty’s Board of Directors. An APP brochure is attached for preview, Bonus is prorated vs your starting date in the company.

EQUITY & LONG-TERM
INCENTIVE PLAN

You will be eligible to participate in the Coty Equity & Long-Term Incentive Plan (the “ELTIP”) in accordance with its terms. All equity grants are subject to discretionary review and approval of Coty’s Board of Directors. Detailed information on this grant shall be provided separately as part of the ELTIP annual process. The grant is subject to your formal acceptance and signature of the Restrictive Covenant Agreement (“RCA”) a copy of which is provided to you along with this offer.

EMPLOYEE BENEFITS
You will be enrolled in the local benefits programs in the Netherlands as of the Effective Date. Detailed information describing these programs will be provided to you by the Human Resources Department in the Netherlands. Coty reserves the right to amend, modify or terminate any of its employee benefit plans or programs at any time and for any reason.

COMPANY CAR

You will be provided with use of a company car or a car allowance in accordance with Coty’s policies, if you are eligible. Detailed information will be provided to you by the Human Resources Department in the Netherlands.

VACATION

You will be eligible for vacation entitlement of 30 working days per complete year of work in line with the Netherlands. This will be advised by the Human Resources Department in the Netherlands. Annual holidays must be arranged giving due consideration to the business interests of the Company. You undertake to coordinate your annual holidays with your direct manager.

RELOCATION SERVICES

Consistent with the International Transfer Policy "ITP", the Company will provide the following relocation services at the time of your relocation to the Netherlands:

Exhibit 10.2
Relocation Allowance: The Company shall pay you a relocation allowance, equal to one twelfth of your Dutch annual gross base salary, i.e EUR 33,333, subject to all applicable taxes and withholdings. The purpose of this allowance is to fully compensate all issues or concerns not otherwise dealt with in this Offer Letter. It will be paid to you on the next payroll cycle following your physical relocation, according to the local payroll practices in the Netherlands.

If you voluntarily cancel your move or resign within twelve (12) months of your Effective Date, you will be required to reimburse the Company for the total amount of the relocation allowance perceived, in net of social charges and taxes.

Pre-visit trip: Prior to your move, the Company shall pay the cost of one pre-visit trip for you and your partner, up to 4 days (including weekend days), covering the travel in economy fare and hotel expenses tied to the Company Travel & Entertainment (T&E) policy, in the Netherlands. During this short trip, one orientation day shall be organized with the local relocation agency to help you settling in the area of Amsterdam.

Shipment of Household Goods: The Company will pay all reasonable costs of relocating your and your family’s household goods from London to Amsterdam using the most cost-efficient mode available. The shipment will be organized through the preferred relocation agent, as determined globally by the Company. Note that any shipment of bulky or heavy items, alcoholic beverages or items prohibited by customs, as well as pets, plants, pianos, vehicles … will not be covered by the Company.

Inward ticket: The Company will cover for the inward ticket, between London and Amsterdam, in restricted economy fare, for you and your family, at the beginning of your assignment.

Temporary living: The Company shall reimburse you upon your arrival for the reasonable costs associated with your temporary housing expenses for a maximum of thirty (30) days. Temporary living may be used prior to your move to the Netherlands, provided the maximum is not exceeded. Living expenses (meals and sundry expenses…) will not be covered by the Company. The temporary housing will be directly organized through the preferred relocation agent, as determined globally by the Company.

Housing assistance: The Company will provide reasonable assistance with securing accommodation for you in the area of Amsterdam, upon your arrival, with the local relocation agency. The Company will also reimburse you for the agency fees associated with securing an accommodation in the area of Amsterdam. Reimbursement will be made via an expense report with appropriate receipts.

Language and intercultural training: The Company shall cover reasonable Dutch tuition fees and intercultural training for you and your partner.

Work papers and visa: The Company will pay the expense associated with securing the appropriate visa documents and work papers for you as well as residence documents for your family.

Home Leave: The Company will provide you with and pay for one roundtrip ticket from Amsterdam to London per year for you for the first three years of your relocation starting with the Effective Date in economy fare. If the annual

Exhibit 10.2
entitlement isn’t used, it will be neither carried forward nor reimbursed in cash for the upcoming year(s). It will not be used for other locations than London or for other individuals than you.

Job Coaching assistance: If your partner worked prior to your relocation and left his/her employment to go with you, the Company will offer a job coaching service with our preferred vendor based on the negotiated standard assistance, to help him/her to find an employment in the Netherlands. This assistance has to be initiated during the first six months following the Relocation Date. However, the Company will not alter the conditions and terms of your offer, should the outcome of this assistance be unsuccessful.

Tax Assistance: You are personally responsible for the taxes associated with your income, and expressly exempt the Company and any related companies from any tax or related claims that may arise. The Company will make available to you, and pay the expense of a tax consultant (currently PricewaterhouseCoopers - PwC) for any reasonable tax preparation assistance required for your tax declarations in the United Kingdom for the 2021/2022 tax year and in the Netherlands for the 2023 and 2024 tax years.

GOVERNING LAW

This letter will be governed by the laws of the Netherlands, except during the first period of employment concluded under law or the United States. Any and all rights of any applicable works council or union will be observed, and Coty will comply with applicable law and works council and collective bargaining agreements associated with your Coty employment.

TERMINATION OF
EMPLOYMENT BY
THE COMPANY
Termination without cause: If the Company terminates your employment without cause within the first year from the Effective Date, while you are on assignment, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Termination for economic cause – redundancy: If the Company terminates your employment for economic cause, you will be offered the opportunity to relocate back to your home country, as described in the paragraph below: “Conditions of relocation”.

Conditions of relocation: The Company will cover the following relocation services, within maximum 6 months following the termination date:
–return ticket for you and your relocating family to your home country as defined in the Transfer Agreement Letter, in economy fare;
–shipment of your and your relocating family’s household goods, according to this International Transfer Policy, but not exceeding the incoming shipment. No temporary storage would be offered.

Please refer to the ITP for further details.

RESTRICTIVE COVENANTS

You will be required, as a condition of employment or continued employment, to execute the attached restrictive covenant agreement, which sets forth a

Exhibit 10.2
reciprocal notice period and obligations you may have with respect to confidentiality, non-competition and non-solicitation.

ASSIGNMENT

You may not assign any of your rights or obligations under this letter. This letter will be binding upon and inure to the benefit of Coty’s successors and assigns. Without limiting the foregoing, to the extent permissible under applicable law, Coty may assign its rights and delegate its duties hereunder in whole or in part to any transferee of all or a portion of the assets or business to which your employment relates.

CONFIDENTIALITY
You will not, during your employment with Coty or at any time thereafter, directly or indirectly disclose or use, for your own benefit or the benefit of any third party, any information disclosed to or acquired, developed, learned or known by you as a result of or in connection with your employment with Coty, that is not generally known in the industry in which Coty and its affiliates are engaged or ascertained from public or published information, about Coty and its affiliates (including without limitation its business, products, processes, systems and services, in existence or under development), its customers, vendors and suppliers ("Confidential Information"). You acknowledge that, because Confidential Information is extremely valuable, Coty and its affiliates take appropriate measures to maintain its confidentiality, and that you have an obligation to safeguard and protect Confidential Information from disclosure and use. You agree not to take with you any documents, materials or things that embody or contain Confidential Information when you leave Coty, and to return all such documents, material and things to Coty prior to your departure. If you are ever asked to disclose any Confidential Information, pursuant to legal process or otherwise, you agree to contact Coty and to seek (to the extent permitted by law) Coty's consent prior to such disclosure. These confidentiality obligations are permanent and do not lapse upon the termination of your employment with Coty.

ENTIRE AGREEMENT

This letter contains the entire understanding of you and Coty with respect to its subject matter, and supersedes and replaces all prior agreements and understandings, both written and oral, between you and Coty. You acknowledge and agree that no representations or promises concerning your employment with Coty have been mode to you except as specifically set forth in this offer letter. Any amendment to this letter must be made in writing and signed by a duly authorized officer of Coty. You agree that your obligations and restrictions under this letter will continue in accordance with its terms, regardless of any change in your title, position or duties (unless otherwise agreed).

Please note that this offer is contingent on you satisfying our background check requirement.

Exhibit 10.2

Everyone here at Coty is excited about your joining our team and I look forward to receiving your formal acceptance of our offer by signature on the employment contract enclosed by March 7th, 2022. Upon receipt, we will set up your induction program.

We hope you share our excitement during this transformational time. We look forward to working together in building a true global leader in beauty.

With regards,

/s/ Anne Jaeckin

Anne Jaeckin
Chief Human Resources Officer

Accepted and agreed: Graeme H. Carter

/s/ Graeme H. Carter

Print Name: Graeme H. Carter
Date: 5 March 2022